Exhibit 99.1
American Commercial Lines Announces First Quarter 2009 Results
JEFFERSONVILLE, Ind., April 28 /PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced results for the first quarter ended March 31, 2009. Revenues for the quarter were $196.8 million, a 27.2% decrease compared with $270.5 million for the first quarter of 2008, as transportation revenue declined by 24.1% and manufacturing revenue fell 45.0% on fewer units sold. For the first quarter 2009, the Company’s net loss was $5.5 million or $0.11 per share compared to net income of $2.3 million or $0.05 per diluted share for the first quarter of 2008. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the first quarter of 2009 was $13.1 million with an EBITDA margin of 6.7% compared to $23.0 million for the first quarter of 2008 with an EBITDA margin of 8.5%. The attachment to this press release reconciles net income to EBITDA.
Results for the first quarter of 2009 included after tax severance and Houston office closure expenses of $2.4 million or $0.05 per share, higher after tax interest costs of $1.1 million or $0.02 per share and after tax charges of $0.4 million or $0.01 per share related to a customer’s bankruptcy filing. Results for the first quarter of 2008 included an after tax benefit of $1.3 million or $0.03 per diluted share related to the decision not to withdraw from a multi-employer pension plan and an after tax charge of $0.7 million or $0.01 per diluted share related to a reduction in force (“RIF”) in that period.
Commenting on first quarter results, Michael P. Ryan, President and Chief Executive Officer, stated, “The sustained weakness in the economy negatively impacted our results, from a volume and profitability perspective, in what is typically the least profitable quarter of each year. We had significantly lower backhaul demand from the Gulf and a higher mix of lower margin commodity shipments when compared to the prior year. We made progress in our manufacturing segment as we produced an 11.7% manufacturing operating margin compared to 5.2% in the prior year, surpassing the operating income level from the prior year period by $0.8 million on revenues that were $28.8 million lower.
“We continued to focus on the elements of our business that we can control and that we believe will position us for sustainable profitability. We continue to work to increase our boat productivity in the service lanes that we believe have the highest profit potential, not only as a necessary strategy in the existing demand environment but to position us for improved performance when demand recovers. Despite disappointing industry demand, which particularly impacted our bulk and liquids business, we generated $25 million of cash flow from operations. We finished the quarter with approximately $40 million in available liquidity under our credit facility as we continue to challenge every dollar we spend.
“Our March 2009 RIF and Houston office closure cost us $0.05 per share in the first quarter but is expected to generate more than $10 million in annualized savings, which together with other productivity and cost control initiatives, such as our 2009 wage and salary freeze, will position us for increased profitability in a more normal economic environment.”
Transportation Results
The transportation segment’s revenues were $155.5 million in the first quarter of 2009, a decrease of 24.1% over the first quarter of the prior year. The revenue decrease was driven by a 10.7% decline in ton-mile volume and 20.3% lower pricing on affreightment contracts. Slightly more than a quarter of the affreightment rate decrease was attributable to fuel de-escalation in our contracts and the remainder was due to lower average fuel-neutral rates per ton-mile. The lower rates were driven by a revenue mix shift into lower margin products. Higher margin liquid and bulk affreightment volumes decreased 47.2% and 26.3% respectively, from the prior year, while lower margin grain and coal volume increased 11.6% and 14.1%, respectively. On average, compared to the first quarter of 2008, the fuel-neutral rate decreased 14.8%. Total affreightment volume measured in ton-miles declined in the first quarter of 2009 to 8.9 billion from 10.0 billion in the same period of the prior year. The average number of liquid barges in charter/day rate service decreased in the first quarter by 23 barges over the prior year quarter.
The transportation segment’s operating loss in the quarter was $3.4 million compared to operating income of $6.4 million in 2008. Included in the transportation segment 2009 first quarter operating income results are the $4.0 million cost of the 2009 RIF and

Houston sales office closure and $0.7 million related to the bankruptcy filing of a customer. The first quarter of 2008 included the benefit of the reversal of $2.1 million related to the represented employee pension buy out and the cost impact of a RIF of $1.2 million. Excluding these non-comparable items, operating ratios for 2009 and 2008 were 99.1% and 97.3%, respectively.
The deterioration in the operating ratio between years was primarily attributable to the impact of lower overall volume. The deterioration in the ratio was also exacerbated by the commodity mix shift into grain and coal. The decline in bulk volumes also lowered backhaul percentages which negatively impacted margin. Weather related impacts were not as significant in 2009. Vessel employee compensation increased quarter-over-quarter due to multiple market-based 2008 wage increases and higher vessel incentive and share-based compensation accruals in the current year quarter. These negative impacts were partially offset by lower fuel prices and improved productivity and cost control.
Transportation segment selling, general and administrative expenses increased by $1.6 million but included $2.8 million of costs for the Houston office closure and higher RIF-related charges recorded in the first quarter of 2009.
Manufacturing Results
ACL’s manufacturing business, Jeffboat, completed 12 and 89 barges during the first quarters of 2009 and 2008, respectively. In the first quarter of 2009, Jeffboat sold 11 liquid tank barges, delivered one liquid tank barge for internal use and substantially completed several special vessels within the loss provisions estimated at the prior year end. In the first quarter of 2008, Jeffboat sold 79 dry hopper barges, 9 liquid tank barges and one special vessel. No barges were built during the 2008 first quarter for internal use by ACL.
Manufacturing revenues were $35.2 million in the first quarter 2009 compared to $64.1 million in the first quarter 2008. Manufacturing operating margin was 11.7% or $4.1 million in the first quarter 2009 compared to 5.2% or $3.3 million in the first quarter 2008. The improvement is attributable to the higher margins on the current year’s production of liquid tank barges vs. the prior year production of legacy dry hopper barges and to the improvements in labor productivity.
Cash Flow and Debt
During the first quarter the Company had $8.4 million of capital expenditures primarily related to costs of new tank barges begun in the fourth quarter of 2008, boat and barge maintenance and improvements to the shipyard. The Company generated $25.1 million in cash from operations during the quarter compared to a use of cash from operations in the prior year of $8.3 million. The current year cash performance was driven by working capital, including improved management of accounts receivable and the manufacturing segment’s inventory, as changes to the manufacturing supply chain generated a $6.0 million reduction in steel inventory. Borrowings under the revolver increased by $13.2 million to $431.7 million primarily due to the $21.2 million cost of the credit facility amendment and capital expenditures partially offset by cash flow from operations. Availability under the amended credit agreement was approximately $40.0 million at March 31, 2009. The Company also has the ability to enhance liquidity through certain sale leaseback and asset sales permitted under the amended credit agreement. ACL remains in compliance with the debt covenants in its credit facility with a leverage ratio, as defined in our bank agreement, of 2.8 compared to the permitted 3.5 leverage.
First Quarter 2009 Earnings Conference Call
ACL will conduct a conference call to discuss the Company’s first quarter 2009 earnings on April 29, 2009 at 10:00 a.m. Eastern time. ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic (866) 770-7120; International (617) 213-8065; and the Participant Passcode is 95774098. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at http://www.aclines.com within three hours of the conclusion of the live call and will remain available through June 29, 2009. Following this date, the slide presentation will remain archived at www.aclines.com.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including our most recent 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2009	2008
Revenues
Transportation and Services	$161,575	$206,454
Manufacturing	35,234	64,062

Revenues	196,809	270,516

Cost of Sales
Transportation and Services	144,340	181,038
Manufacturing	30,436	59,845

Cost of Sales	174,776	240,883

Gross Profit	22,033	29,633

Selling, General and Administrative Expenses	22,733	20,073

Operating (Loss) Income	(700)	9,560

Other Expense (Income)
Interest Expense	8,541	6,732
Other, Net	(279)	(850)

Other Expenses	8,262	5,882

(Loss) Income from Continuing Operations before Income Taxes	(8,962)	3,678

Income Taxes (Benefit)	(3,504)	1,375

(Loss) Income from Continuing Operations	(5,458)	2,303

Discontinued Operations, Net of Tax	—	12

Net (Loss) Income	$(5,458)	$2,315

Basic (loss) earnings per common share:
(Loss) income from continuing operations	$(0.11)	$0.05
(Loss) income from discontinued operations, net of tax	—	—

Basic (loss) earnings per common share	$(0.11)	$0.05

Earnings (loss) per common share — assuming dilution:
(Loss) income from continuing operations	$(0.11)	$0.05
(Loss) income from discontinued operations, net of tax	—	—

(Loss) earnings per common share — assuming dilution	$(0.11)	$0.05

Weighted Average Shares Outstanding:
Basic	50,750,616	50,078,434
Diluted	50,750,616	50,924,915

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	March 31,	December 31,
	2009	2008 (1)
ASSETS
Current Assets
Cash and Cash Equivalents	$2,987	$1,217
Accounts Receivable, Net	92,762	138,695
Inventory	70,189	69,635
Deferred Tax Asset	5,809	5,173
Assets Held for Sale	3,669	4,577
Prepaid and Other Current Assets	36,174	39,002

Total Current Assets	211,590	258,299
Properties, Net	549,685	554,580
Investment in Equity Investees	4,256	4,039
Other Assets	41,791	22,333

Total Assets	$807,322	$839,251

LIABILITIES
Current Liabilities
Accounts Payable	$37,900	$67,719
Accrued Payroll and Fringe Benefits	16,748	25,179
Deferred Revenue	12,524	13,986
Accrued Claims and Insurance Premiums	22,547	22,819
Accrued Interest	3,445	1,237
Current Portion of Long Term Debt	970	1,420
Customer Deposits	5,415	6,682
Other Liabilities	39,574	43,522

Total Current Liabilities	139,123	182,564
Long Term Debt	431,700	418,550
Pension & Post Retirement Liabilities	44,748	44,140
Deferred Tax Liability	30,905	30,389
Other Long Term Liabilities	4,749	4,899

Total Liabilities	651,225	680,542

STOCKHOLDERS’ EQUITY
Common stock; authorized 125,000,000 shares at $.01 par value; 63,550,260 and 63,254,986 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	636	633
Treasury Stock; 12,703,263 and 12,603,626 shares at March 31, 2009 and December 31, 2008, respectively	(313,260)	(312,886)
Other Capital	294,074	293,018
Retained Earnings	190,461	195,920
Accumulated Other Comprehensive Loss	(15,814)	(17,976)

Total Stockholders’ Equity	156,097	158,709

Total Liabilities and Stockholders’ Equity	$807,322	$839,251

(1)	The Consolidated Balance Sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended March 31,
	2009	2008
Net (Loss) Income from Continuing Operations	$(5,458)	$2,303
Discontinued Operations, Net of Income Taxes	—	12

Consolidated Net (Loss) Income	$(5,458)	$2,315

Adjustments from Continuing Operations:
Interest Income	(7)	(50)
Interest Expense	8,541	6,732
Depreciation and Amortization	13,540	12,646
Taxes	(3,504)	1,375
Adjustments from Discontinued Operations:
Interest Income	—	(19)
Taxes	—	7

EBITDA from Continuing Operations	13,112	23,006
EBITDA from Discontinued Operations	—	—

Consolidated EBITDA	$13,112	$23,006

EBITDA from Continuing Operations by Segment:
Transportation Net (Loss) Income	$(8,114)	$(1,010)
Interest Income	(6)	(48)
Interest Expense	8,531	6,732
Depreciation and Amortization	12,135	11,907
Taxes	(3,525)	1,375

Transportation EBITDA	$9,021	$18,956

Manufacturing Net Income	$4,152	$3,507
Depreciation and Amortization	866	654

Total Manufacturing EBITDA	5,018	4,161
Intersegment Profit	—	(147)

External Manufacturing EBITDA	$5,018	$4,014

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended March 31, 2009
Total revenue	$155,590	$36,868	$6,159	$(1,808)	$196,809
Intersegment revenues	103	1,634	71	(1,808)	—

Revenue from external customers	155,487	35,234	6,088	—	196,809
Operating expense
Materials, supplies and other	56,823	—	—	—	56,823
Rent	5,575	—	—	—	5,575
Labor and fringe benefits	31,153	—	—	—	31,153
Fuel	32,316	—	—	—	32,316
Depreciation and amortization	12,135	—	—	—	12,135
Taxes, other than income taxes	3,511	—	—	—	3,511
Gain on disposition of equipment	(2,104)	—	—	—	(2,104)
Cost of goods sold	—	30,436	4,931	—	35,367

Total cost of sales	139,409	30,436	4,931	—	174,776
Selling, general & administrative	19,435	672	2,626	—	22,733

Total operating expenses	158,844	31,108	7,557	—	197,509

Operating (loss) income	$(3,357)	$4,126	$(1,469)	$—	$(700)

Quarter ended March 31, 2008
Total revenue	$204,937	$64,553	$1,930	$(904)	$270,516
Intersegment revenues	116	491	297	(904)	—

Revenue from external customers	204,821	64,062	1,633	—	270,516
Operating expense
Materials, supplies and other	77,427	—		—	77,427
Rent	6,205	—	—	—	6,205
Labor and fringe benefits	27,049	—	—	—	27,049
Fuel	54,240	—	—	—	54,240
Depreciation and amortization	11,907	—	—	—	11,907
Taxes, other than income taxes	4,144	—	—	—	4,144
Gain on disposition of equipment	(359)	—	—	—	(359)
Cost of goods sold	—	59,845	425	—	60,270

Total cost of sales	180,613	59,845	425	—	240,883
Selling, general & administrative	17,820	888	1,365	—	20,073

Total operating expenses	198,433	60,733	1,790	—	260,956

Operating income (loss)	$6,388	$3,329	$(157)	$—	$9,560

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended March 31,
	2009	2008
Consolidated EBITDA	$13,112	$23,006

Transportation Revenue and EBITDA
Revenue	$155,487	$204,821
EBITDA	9,021	18,956

Manufacturing Revenue and EBITDA (External and Internal)
Revenue	$36,868	$64,553
EBITDA	5,018	4,161

Manufacturing External Revenue and EBITDA
Revenue	$35,234	$64,062
EBITDA	5,018	4,014

Average Domestic Barges Operated
Dry	2,231	2,410
Liquid	385	386

Total	2,616	2,796

Fuel Price (Average Dollars per gallon)	$1.98	$2.81

Capital Expenditures (including software)	$8,848	$12,594
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended March 31, 2009 as compared with Quarter Ended March 31, 2008
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended March 31,			1st Quarter
	2009	2008	Variance	2009	2008
REVENUE
Transportation and Services	$161,575	$206,454	$(44,879)	82.1%	76.3%
Manufacturing (external and internal)	36,868	64,553	(27,685)	18.7%	23.9%
Intersegment manufacturing elimination	(1,634)	(491)	(1,143)	(0.8%)	(0.2%)

Consolidated Revenue	196,809	270,516	(73,707)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	166,401	200,223	(33,822)
Manufacturing (external and internal)	32,742	61,077	(28,335)
Intersegment manufacturing elimination	(1,634)	(344)	(1,290)

Consolidated Operating Expense	197,509	260,956	(63,447)	100.4%	96.5%

OPERATING (LOSS) INCOME
Transportation and Services	(4,826)	6,231	(11,057)
Manufacturing (external and internal)	4,126	3,476	650
Intersegment manufacturing elimination	—	(147)	147

Consolidated Operating (Loss) Income	(700)	9,560	(10,260)	(0.4%)	3.5%

Interest Expense	8,541	6,732	1,809
Other Expense (Income)	(279)	(850)	571

(Loss) Income Before Income Taxes	(8,962)	3,678	(12,640)

Income Taxes (Benefit)	(3,504)	1,375	(4,879)
Discontinued Operations	—	12	(12)

Net (Loss) Income	$(5,458)	$2,315	$(7,773)

Domestic Barges Operated (average of period beginning and end)	2,616	2,796	(180)

Revenue per Barge Operated (Actual)	$59,437	$73,255	$(13,818)